CONTACT: ERIK G. BIRKERTS
Chief Operating Officer
Orion Energy Systems
(920) 482-1924
Victoria Paris
FD Ashton Partners
(312) 553-6715
Orion Energy Systems, Inc. Announces Fiscal 2009 Second Quarter Results
PLYMOUTH, WI, November 4, 2008 — Orion Energy Systems, Inc. (NASDAQ: OESX), a leading provider of energy management systems to the commercial and industrial sectors, today announced financial results for its fiscal 2009 second quarter ended September 30, 2008.
Fiscal 2009 Second Quarter Results
Revenue. Total revenue for the quarter was $18.8 million compared to $18.4 million for the fiscal 2008 second quarter, an increase of 2%.
Gross Profit. Gross profit for the quarter was $6.3 million compared to $6.3 million for the fiscal 2008 second quarter.
Operating Expenses. Total operating expenses for the quarter were $6.0 million compared to $4.3 million for the fiscal 2008 second quarter, an increase of 40%.
Income from Operations. Income from operations for the fiscal 2009 second quarter was $0.3 million compared to operating income of $2.0 million for the fiscal 2008 second quarter, a decrease of 85%.
Net Income. Net income for the quarter was $0.45 million compared to $1.1 million for the fiscal 2008 second quarter, a decrease of 59%. Earnings per diluted share were $0.02 for the quarter compared to $0.05 for the fiscal 2008 second quarter.
Results for the Six Months Ended September 30, 2008
Revenue. Total revenue for the six months ended September 30, 2008, was $34.9 million compared to $35.1 million for the same prior year period, a decrease of 1%.
Gross Profit. Gross profit for the six months ended September 30, 2008, was $11.5 million compared to $11.9 million for the same prior year period, a decrease of 3%.
Operating Expenses. Total operating expenses for the six months ended September 30, 2008, were $11.7 million compared to $8.4 million for the same prior year period, an increase of 39%.
Income (Loss) from Operations. Loss from operations for the six months ended September 30, 2008, was $0.2 million compared to operating income of $3.5 million for the same prior year period, a decrease of 106%.

Net Income. Net income for the six months ended September 30, 2008, was $0.5 million compared to $1.8 million for the same prior year period, a decrease of 72%. Earnings per diluted share were $0.02 for the six months ended September 30, 2008, compared to $0.09 for the same prior year period.
Business Highlights
•	Deployed energy management systems in 301 facilities in the second quarter of fiscal 2009, representing over 49 million square feet retrofitted, and bringing Orion’s installed base to 4,050 facilities.[1] This compares favorably to the 276 facilities and 34 million square feet retrofitted added in the first quarter of fiscal 2009. New customer additions in the second quarter of fiscal 2009 will result in $9.3 million in annual saved energy costs and an annual reduction in indirect CO2 emissions from energy savings by over 87 thousand tons. Since December 2001, the company has benefited its customers and the environment as follows:

Cumulative From December 1, 2001
Through September 30, 2008
High intensity fluorescent (HIF) systems sold	1,310,000
Total units sold (including HIF)	1,684,000
Customer kilowatt demand reduction	387,000
Customer kilowatt hours saved	5,915,123,000
Customer electricity costs saved	$455,465,000
Indirect carbon dioxide emission reductions from customers’ energy savings (tons)	4,031,000
Square footage retrofitted	670,099,000
•	Witnessed strong growth by Orion’s VAR partner network. Sales to VAR partners for the six months ended September 30, 2008, exceeded prior year sales for the same period by 83%.

•	Added 46 new contractor partners, bringing the total network of contractor partners who have conducted business on a recurring basis with Orion to over 320 as of September 30, 2008. Sales to contractor partners for the six months ended September 30, 2008, exceeded prior year sales for the same period by 79%.

•	Launched the patent-pending Orion Virtual Power Plant™ negawatt supply agreement and secured two customer contracts. Orion had 4.8 million kWh of negawatts under contract as of September 30, 2008.

•	Shipped 677 Apollo Solar Light Pipes™ during the second quarter, compared to 204 shipped in the first quarter of fiscal 2009.

[1]	Orion’s total installed base of 4,050 facilities reflects a downward adjustment of 13 due to removal of duplicate records from historical data.

•	Deployed Orion’s proprietary wireless InteLite™ control systems at 13 customer facilities during the second quarter, bringing to 18 the number of facilities with Orion wireless InteLite™ controls installed, and demonstrating the successful progression of InteLite™ through the phases of product development, testing, launch and customer acceptance.

•	Implemented a complete energy management system at the PepsiCo facility in Curitiba, Brazil, a city widely regarded for its leadership in environmentalism and urban planning. This energy efficient facility is expected to be a potential model for future PepsiCo facilities and the best practices implemented at this facility may also be shared with other facilities in Curitiba.

•	Repurchased over 1.4 million shares of outstanding common stock during the second quarter as part of the $20 million share repurchase program approved by Orion’s Board of Directors on July 17, 2008.
Full-Year Fiscal 2009 Outlook
Orion is revising its annual revenue guidance range to 0% to 9% year-over-year revenue growth. Total revenue for fiscal 2009 is now forecasted to be between $81 million and $88 million. Orion is also revising its annual earnings guidance with earnings per share for fiscal 2009 estimated to be between $0.06 and $0.11 per diluted share.
“While we regained momentum during the second quarter, the challenging economic environment has led us to re-evaluate our existing forecast for fiscal 2009 as we have seen some customers close facilities as well as some customers delay purchasing decisions, particularly new customers considering projects that have not been previously budgeted,” commented Neal Verfuerth, CEO of Orion Energy Systems. “We anticipate utilizing the Orion Virtual Power Plant™ supply agreement to our advantage in this environment but because this is an innovative approach, we recognize that it may not immediately offset the lengthening sales cycles and delayed decision-making we are witnessing.”
“Nevertheless, we are determined to remain well positioned to create long-term value for our stakeholders and will rigorously pursue operational and expense efficiencies so that, moving forward, we maintain our strong balance sheet, our profitability, and our ability to generate positive cash flows,” said Verfuerth. “Given our confidence in Orion, we will continue to buy back our shares.”
Conference Call
Orion will host a conference call on Tuesday, November 4, at 5:30 p.m. Eastern (4:30 p.m. Central/2:30 p.m. Pacific) to discuss details regarding its second quarter performance. Domestic callers may access the earnings conference call by dialing 877-719-9795 (International callers, dial 719-325-4806). Investors and other interested parties may also go to the Investor Relations section of Orion’s website at http://investor.oriones.com/events.cfm for a live webcast of the conference call. To ensure a timely connection, it is recommended that users register at least 15 minutes prior to the scheduled webcast.
Orion Energy Systems, Inc. (Nasdaq: OESX) is a leading power technology enterprise that designs, manufactures and implements energy management systems, consisting primarily of high-performance,

energy efficient lighting systems and controls and related services, for commercial and industrial customers without compromising their quantity or quality of light.
Safe Harbor Statement
Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements will include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or words of similar import. Similarly, statements that describe future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected, including, but not limited to, the following: (i) further deterioration of market conditions; (ii) Orion’s ability to compete in a highly competitive market and its ability to respond successfully to market competition; (iii) increasing duration of customer sales cycles; (iv) the market acceptance of Orion’s products and services, including the Orion Virtual Power Plant; (v) price fluctuations, shortages or interruptions of component supplies and raw materials used to manufacture Orion’s products; (vi) loss of one or more key customers or suppliers; (vii) a reduction in the price of electricity; (viii) the cost to comply with, and the effects of, any current and future government regulations, laws and policies; (ix) increased competition from government subsidiaries and utility incentive programs; (x) dependence on customers’ capital budgets for sales of products and services; (xi) Orion’s ability to effectively manage its anticipated growth; and (xii) potential warranty claims. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and Orion undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov> or at http://www.oriones.com in the Investor Relations section of our website.
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ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES
SELECTED FINANCIAL INFORMATION
(in thousands, except share and per share amounts)
Condensed Consolidated Statements of Operations
for the Three and Six Months ended September 30, 2007 and 2008
(unaudited)

	Three months ended		Six months ended
	September 30,		September 30,
	2007	2008	2007	2008
Revenue	$18,405	$18,760	$35,126	$34,866
Cost of revenue	12,084	12,425	23,202	23,334

Gross profit	6,321	6,335	11,924	11,532
Operating expenses:
General and administrative	1,907	2,893	3,478	5,508
Sales and marketing	1,938	2,771	4,049	5,423
Research and development	443	373	880	791

Total operating expenses	4,288	6,037	8,407	11,722

Income (loss) from operations	2,033	298	3,517	(190)
Other income (expense):
Interest expense	(329)	(41)	(624)	(108)
Dividend and interest income	154	550	194	1,167

Total other income (expense)	(175)	509	(430)	1,059

Income before income tax	1,858	807	3,087	869
Income tax expense	805	354	1,286	382

Net income	1,053	453	1,801	487
Accretion of redeemable preferred stock and preferred stock dividends	(75)	—	(150)	—
Participation rights of preferred stock in undistributed earnings	(292)	—	(511)	—

Net income attributable to common shareholders	$686	$453	$1,140	$487

Basic net income per share attributable to common shareholders	$0.06	$0.02	$0.11	$0.02
Weighted-average common shares outstanding	11,283,160	26,959,790	10,711,695	26,998,857
Diluted net income per share attributable to common shareholders	$0.05	$0.02	$0.09	$0.02
Weighted-average common shares and share equivalents outstanding	20,394,499	29,018,991	19,782,208	29,613,684

Supplemental information:
FAS 123R compensation expense
Cost of revenue	$23	$65	$44	$130
General and administrative	315	171	380	425
Sales and marketing	57	145	110	271
Research and development	8	7	16	20

Total	$403	$388	$550	$846

Condensed Consolidated Balance Sheets
As of March 31, 2008 and September 30, 2008 (unaudited)

	March 31, 2008	September 30, 2008
Cash and cash equivalents	$78,312	$46,407
Short term investments	2,404	19,583
Accounts Receivable	17,666	16,371
Inventories	16,789	18,885
Current assets	116,896	104,382
Property and equipment, net	11,539	17,629
Total assets	130,702	124,670
Accounts Payable	7,521	7,478
Current liabilities	12,606	12,114
Long term debt	4,473	4,049
Total shareholders’ equity	113,190	108,088
Condensed Consolidated Statements of Cash Flows
For the Six Months ended September 30, 2007 and 2008
(unaudited)

	Six months ended September 30
	2007	2008
Cash provided by operating activities	$1,869	$(371)
Cash used in investing activities	(4,844)	(24,855)
Cash provided by (used in) financing activities	9,554	(6,679)

Net increase (decrease) in cash and cash equivalents	$6,579	$(31,905)